March 30, 2010

RE: T REIT LIQUIDATING TRUST

2009 Annual Report

Dear T REIT Liquidating Trust Beneficiary:

Enclosed please find a copy of T REIT Liquidating Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on March 22, 2010. We encourage you to read the Form 10-K, which includes detailed business, financial and property information regarding T REIT Liquidating Trust.

Highlights of the report include:

On July 27, 2005, the shareholders of T REIT, Inc. approved a plan of liquidation which called for an orderly sale of all of T REIT’s assets, the payment of its liabilities and the winding up of operations and the dissolution of the company. On July 20, 2007, pursuant to a liquidating trust agreement, the assets of T REIT, Inc. were transferred to T REIT Liquidating Trust, and we are currently in the process of carrying out the plan of liquidation.

As of March 22, 2010, we estimate that the aggregate net proceeds from the liquidation of T REIT will be approximately $52,314,000. Approximately $50,600,000 of this has already been paid to T REIT shareholders prior to the transfer of T REIT’s assets and liabilities to the liquidating trust. Upon completion of the plan of liquidation, we expect that our beneficiaries will receive approximately $11.36 per unit in aggregate liquidating distributions (of which $10.99 per share has already been paid to T REIT shareholders).

The plan of liquidation and the liquidating trust agreement gives the trustee of T REIT Liquidating Trust the power to sell any and all of our assets without further approval by the beneficiaries and provides that liquidating distributions be made to beneficiaries as determined by the trustee. In accordance with the plan of liquidation, our primary objective is to obtain the highest sales value for our 10.3 percent interest in our one remaining asset, Congress Center in Chicago, Illinois, while maintaining current value and income from this investment.

We currently consider various factors when evaluating the potential disposition of our interest in the Congress Center property that include the ability to sell our interest in the property at the highest possible price in order to maximize the return to the beneficiaries and the ability of prospective buyers to finance their acquisition of the Congress Center property. While we currently expect to sell our interest in Congress Center by the end of 2010, in light of the unfavorable economic environment we are unable to offer any assurances that this will be accomplished.

Until a sale of our interest in the Congress Center property is complete, our primary operating strategy is to enhance the performance and value of the asset through management strategies designed to address the needs of current and prospective tenants. Our management strategies include minimizing operating expenses,emphasizing regular maintenance and periodic renovation, and in improving rental income and cash flow by aggressively marketing rentable space and extending and renewing existing leases at the property. An example of our execution of this strategy is the January 2010 extension of a 91,000-square-foot lease with one of the property’s largest tenants, Akzo Nobel, Inc., through 2019.

We appreciate your confidence in T REIT Liquidating Trust. Should you have any questions or require additional information, an investor services representative is available to assist you at (877) 888-7348.

Sincerely,

/s/ W. Brand Inlow

W. Brand Inlow
Trustee